EXHIBIT 5

                              EMPLOYMENT AGREEMENT
                              --------------------

          This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 15, 1997, is by and between Magellan International, Inc. (the "Company") and Frederick A. Landman (the "Executive").

          In consideration of the promises in this Agreement, the mutuality and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  Employment.  The Company hereby employs the Executive and the
              ----------
Executive hereby accepts employment by the Company under the terms and conditions set forth in this Agreement.

          2.  Term.  The term of the Executive's employment under this Agreement
              ----
(the "Employment Term") will commence at the Effective Time of the Merger, as such terms are defined in the Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated September 20, 1996 between Hughes Communications Inc., certain of its affiliates, and PanAmSat Corporation, and will end three years later; unless the Executive's employment is terminated under Paragraph 7, in which event the Agreement will terminate on the date of termination pursuant to Paragraph 7. After the expiration of the Employment Term, it is anticipated that no employment agreement will be required to define the employment status of the Executive. However, if the term of this Agreement is extended by the Company and the Executive, in writing, the period of time during which the Executive is actively employed by the Company pursuant to this Agreement shall be referred to herein as the "Employment Period."

          3.   Title and Duties.  The Executive will serve as the President and
               ----------------
Chief Executive Officer of the Company and be based at the Company's headquarters in Greenwich, Connecticut. The Executive shall be responsible for, among other things, the profitability and total performance of the Company, maintenance of all legal and statutory requirements applicable to the Company, and, in accordance with the by-laws of the Company, the management of all personnel of the Company, selection of management staff, outside consultants and counsel, and such other duties and responsibilities that may be assigned to him from time to time by the Board of Directors of the Company that are consistent with his position. The Executive agrees to devote his full business attention, skill and energy to the duties set forth herein and to the business of the Company, to use his efforts to promote the success of the Company's business, and to cooperate with the Board of Directors in the advancement of the best interests of the Company. The Executive will serve, without additional compensation, as a director of the Company. Nothing in this Agreement prevents Executive from engaging in

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

additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties hereunder.

          4.  Compensation and Benefits.  During the Employment Period,
              -------------------------
Executive shall receive the following compensation and benefits:

          (a) Base Salary.  In consideration for Executive's services to the
              -----------
Company during the Employment Term, Executive shall receive a base salary at the annual rate of Six Hundred Thousand Dollars (U.S. $600,000) ("Base Salary"). The Base Salary shall be payable in accordance with the Company's customary payroll practices for other executive employees, from which the Company shall withhold and deduct all federal and state income, social security and disability taxes and other deductions as required by applicable laws. During the Employment Period, the Base Salary will be reviewed by the Board of Directors on an annual basis and may be adjusted upward to reflect the Executive's performance and the scope and success of the Company.

          (b)  Incentive Bonuses.  The Executive shall be eligible to receive
               -----------------
incentive bonuses (the "Incentive Bonus") on an annual basis, based on meeting financial performance criteria ("Financial and Business Goals") for the Company with respect to revenue growth, cash flow and other financial criteria agreed upon in advance each year by the Executive and

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

the Company. The Incentive Bonus shall be based on a target dollar amount. The target dollar amount for calendar year 1997 shall be $400,000 and shall not be prorated. The Executive shall receive an Incentive Bonus equal to the target dollar amount if the Financial and Business Goals are met. To the extent the Company exceeds the Financial and Business Goals by up to 25%, the Board of Directors will increase the target dollar amount by up to 50%, or, if the Company fails to meet the Financial and Business Goals by no more than 20%, the Board of Directors may reduce the target dollar amount to a number no lower than 80% of such target dollar amount. If more than two of the Financial and Business Goals are missed by more than 20%, the Company shall not be required to pay any award. If an award is earned, the Executive shall receive an Incentive Bonus equal to the adjusted target dollar amount.

          (c) Employee Benefits.  The Executive shall be entitled to participate
              -----------------
in the Company's employee benefit plans and policies in effect from time to time, including but not limited to medical benefits, life insurance and other fringe benefits, as may be in effect from time to time, under the same terms and conditions as similarly situated executive employees.

          (d) Vacation and Holidays.  The Executive shall be entitled to paid
              ---------------------
vacation time and paid holidays to the same extent as similarly situated executive employees of

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

the Company may be entitled in accordance with the policies of the Company in effect from time to time.

          (e) Housing Allowance.  The Company agrees that, if Executive's duties
              -----------------
require him to spend 30% of his working time in California, the Company will pay for the costs of renting suitable housing for the Executive and his family and will provide a reasonable allowance for related expenses.

          5.   Stock Options.
               -------------

          (a) In addition to the Base Salary and other benefits provided above, the Company shall promptly grant stock options (the "Options") to the Executive to purchase 93,750 shares of common stock of the Company at an exercise price equal to fair market value of the stock of the Company on the date of the grant pursuant to the Company's Long term Stock Incentive Plan (the "Stock Option Plan").

          (b) The Options shall vest as follows:

              . 1/3 of the Options shall vest on the first anniversary of the date of the Merger, if the Executive is employed by the Company on such date;

              . 1/3 of the Options shall vest on the second anniversary of the date of the Merger, if the Executive is employed by the Company on such date; and

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

              . 1/3 of the Options shall vest on the third anniversary of the date of the Merger, if the Executive is employed by the Company on such date.

          (c) The Company agrees that any shares purchased by the Executive will be registered for resale on a Registration Statement filed on Form S-8 or S-3, which Registration Statement will be duly filed with the Securities and Exchange Commission.

          (d) The Executive also shall be eligible for additional stock options as may be granted to executive employees of the Company from time to time.

          (e) Except as otherwise provided in this Agreement, the provisions of the Stock Option Plan shall govern in respect of the Executive's rights and obligations relating to the Options.

          6.   Reimbursement of Expenses.
               -------------------------

          During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by him in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policy then in effect.

          7.  Termination of Employment.
              -------------------------

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

          (a)  Death.  The Executive's employment shall terminate
               -----
immediately upon his death.

          (b) Disability.  The Employment Period shall be deemed to have expired
              ----------
upon the occurrence of a "Disability." For purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive is unable to perform the essential functions of his job performance with or without reasonable accommodation. The Company, by action of the Board of Directors of the Company after giving the Executive and his medical and legal advisors an opportunity to meet with the Board of Directors, may only render such determination of disability if (i) the Executive is chemically dependent and refuses or is unsuccessful in chemical dependency treatment or (ii) the Executive has been unable to substantially perform his duties for one hundred and twenty (120) consecutive days or for one hundred and fifty (150) days during any twelve (12) month period because of physical or mental infirmity.

          (c) Termination for Material Breach.  Upon delivery of written notice
              -------------------------------
of termination for "Material Breach" (as defined below) from the Company to the Executive, the Employment Period shall be deemed to have expired. Termination for "Material Breach" shall mean termination based on (i) the Executive's material breach of this Agreement, (ii) the Executive's wilful contravention of specific written

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

lawful directions from the Board of Directors acting by majority action (and not through a committee thereof) or (iii) conduct by the Executive in connection with his employment that is fraudulent, felonious or grossly negligent. Termination for "Material Breach" shall be by action of the Board of Directors of the Company after giving the Executive and his legal advisors an opportunity to meet with the Board of Directors, and, with respect to any termination based upon clauses (i) or (ii) of the preceding sentence, after giving the Executive 30 days to cure any Material Breach if such Material Breach can be cured. In the event of any Material Breach of this Agreement, the Executive shall be liable to the Company for such damages as the law may allow.

          (d) Resignation.  The Executive may voluntarily resign his employment
              -----------
hereunder (i) at any time during the first year following the Effective Date, for any reason or no reason, upon no more than 90 and no fewer than 60 days prior written notice to the Board of Directors and (ii) during the second and third years following the Effective Date, (A) upon written notice to the Board of Directors given at any time with immediate effect, for "Good Reason" (as defined immediately below) or (B) upon no more than 90 and no fewer than 60 days prior written notice to the Board of Directors given at any time, for any reason or no reason, specifying in each case, whether resignation is pursuant to subsection (A) or (B) above. The Executive shall have "Good

Reason" to terminate his employment with the Company upon the occurrence of either of the following events:

               (x) the Company should fail to continue to employ the Executive during the Employment Term in a manner consistent with Section 3 and in the same executive capacity with the Company in which the Executive was employed by PanAmSat Corporation immediately prior to the Merger, with materially the same duties and responsibilities with the Company that the Executive had with PanAmSat Corporation immediately prior to the Merger; provided, that the Executive shall be required prior to the effectiveness of a constructive termination pursuant to this subsection (x) to have given the Company twenty
(20) days notice and an opportunity to cure such failure. Without in any way limiting the right of the Executive to elect to terminate his services under
Section 7(d)(ii)(A), it is understood that any change in the Executive's job description, offices, perquisites or place of employment by more than 35 miles, any reduction in the number of officers or other employees or diminishment in the overall management responsibility of officers and other employees reporting directly to the Executive, any diminishment in the decision making authority of the Executive shall each be a change in his duties and responsibilities that will give the Executive the right to elect to terminate his services under
Section 7(d)(ii)(A); or

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

               (y) the Company should reduce or fail to pay or award to the Executive when due any Base Salary, Incentive Bonus or other amount payable to the Executive or to provide the Executive with any benefits to which the Executive is entitled.


          (e) Discretionary Termination by the Company.  Upon delivery of
              ----------------------------------------
written notice of termination of the Executive's employment for a reason other than Material Breach, death or Disability from the Company to the Executive, the Employment Period shall be deemed to have terminated 60 days after the written notice is delivered to the Executive.

          (f) Continuation of Salary and Benefits.  In the event the Executive's
              -----------------------------------
employment terminates during the Employment Period as of result of his death as set forth in paragraph 7(a), or as a result of the Executive's Disability as set forth in paragraph 7(b), the Company shall pay to the Executive or his estate, as the case may be, his Base Salary and any employee benefits, including group medical benefits, to which he would otherwise be entitled under this Agreement, for 12 months from the date of termination of employment.

          (g) Termination Payment.  If the Executive's employment terminates
              -------------------
during the Employment Term as a result of (i) termination by the Company in accordance with paragraph (e) of this Section 7; or (ii) Resignation by the Executive in accordance with paragraph (d)(i) or (ii)(A) of this Section 7,

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

the Executive shall be entitled to a Termination Payment from the Company and the continuation of certain employee benefits. The term "Termination Payment" shall mean an amount that is equal to 3 times the sum of (1) Salary (as defined below), plus (2) the Applicable Bonus (as defined below). The term "Salary"
        ----
herein shall mean the annual cash compensation payable to the Executive by the Company and/or, during the first year hereunder, by PanAmSat Corporation, and the term "Applicable Bonus" shall mean the annual amount awarded or paid under any incentive or bonus plan or program of the Company and/or, during the first year hereunder, by PanAmSat Corporation and any additional amounts (such aggregate amounts, the "Bonus") paid to the Executive by the Company and/or, during the first year hereunder, by PanAmSat Corporation, during the fiscal year ending immediately prior to the fiscal year in which the termination occurred (excluding, however, the special bonus in lieu of stock option of $950,000 paid to Executive in September of 1996 by PanAmSat Corporation), or the Bonus scheduled to be paid to the Executive during the fiscal year in which the termination occurs, prorated to the date of termination, whichever is greater. The Termination Payment shall be due and payable ten (10) days after the Executive is or has been terminated from, or terminates, his employment with the Company. The Executive and his dependents also shall be entitled to participate, for a period of three years following termination, in all employee

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

welfare benefit plans (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), and to receive or
                                        ----------
participate in all other benefit arrangements, policies or practice of the Company to which and in which active executive employees are or shall be entitled to receive or participate in during this period other than qualified pension or profit sharing plans in which he would not legally be entitled to participate.

          (i) Vesting of Options.  Upon termination of the Executive's
              ------------------
employment during the Employment Period for any reason other than as a result of termination for Material Breach under Section 7(c) or Resignation by the Executive under Section 7(d)(i) or (d)(ii)(B), all unvested Options granted to Executive shall vest immediately and be exercisable for the remainder of their original term. Upon termination of the Executive's employment for any reason, all vested Options shall continue to be exercisable for their original term. The provisions of this Section 7(i) shall survive the expiration of this Agreement and shall be separately provided for in the relevant option agreement with Executive provided in connection with the Option grant.

          (j) Registration; Stock Repurchase Rights.  In the event the
              -------------------------------------
Executive's employment with the Company terminates for any reason during the Employment Term, the Executive may, by written notice to the Company, demand that the Company register all or any portion of the Common Stock of the Company held by him, beneficially or otherwise, and the Company shall promptly (1) enter into a registration rights agreement (the "Registration Rights Agreement") substantially similar to the amended and restated registration rights agreement in the form of that attached as Exhibit F to the Agreement and Plan of Merger; provided, that a demand registration pursuant to such Registration Rights Agreement shall (i) cover a minimum of one-half of the shares of Common Stock of the Company held, beneficially or otherwise, by the Executive immediately following the Merger, and (ii) be effective for one demand registration requested by the Executive during the first year after the Merger, and (2) register said Common Stock in accordance with the provisions of the Registration Rights Agreement; provided, that following any such demand, the Company shall have the right, by written notice sent to the Executive within ten
(10) days of receipt of a Demand Notice (as defined in the Registration Rights Agreement), to purchase at the Repurchase Price (as defined below) any or all shares of Common Stock of the Company covered by the Demand Notice. The Company shall purchase such shares from the Executive by making a lump sum payment to the Executive (or his estate), within thirty (30) days of receiving the Demand Notice. "Repurchase Price" means the average of the closing price of the Common Stock for the thirty consecutive Trading Days (as defined below) ending the date following the date on which the Company receives the

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

Demand Notice. A "Trading Day" shall be any day on which the principal national securities exchange on which the Common Stock is admitted to trading or listed is open.

          (k) Termination Date.  The date upon which Executive's employment with
              ----------------
the Company terminates shall constitute the "Termination Date."

          8.  Confidential Information.
              ------------------------

          The Executive agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, information about any of the Company's finances, costs, profits, markets, software, inventions, data lists, client lists, operational methods, technical matters, pricing policies, business plans, or customer or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information which is in the public domain or from disclosure required by law or court order (after notice to the Company to permit it to contest the need for disclosure or to seek an appropriate protective order).

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

          9.  Non-Competition.
              ---------------

          (a) Competition.  The Executive agrees that for a period of three
              -----------
years after the Termination Date, the Executive will not, without the prior written approval of the Board of Directors, participate in the management of, be employed by or own any interest in any business enterprise that engages in (A) the sale or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit in the C-band, Ka-band and Ku-band frequencies for the transmission of video, audio and data signals; and (B) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit in the C-band, Ka-band, Ku-band, L-band and UHF-band frequencies or other frequency bands that may be utilized in the future; but in each case excluding the sale or lease of transponder capacity and telemetry, tracking and control services provided on or for any satellite that has both (x) multiple (six or more) receive and transmit beams and (y) an on-board satellite payload processor which can switch uplink signals in one beam to a downlink signal in one of multiple beams; provided, however, that nothing in this Section 9(a) shall
                --------  -------
prohibit the Executive from owning less than 5% of the outstanding equity securities of any enterprise whose equity securities are publicly traded. Notwithstanding the above, in the event the Executive's employment ends as a result of Disability under

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

Section 7(b), the restrictions in this Section 9(a) shall continue only for the period during which the Executive continues to receive salary and benefits from the Company pursuant to this Agreement.

          (b) Interference.  The Executive hereby agrees that until such time as
              ------------
the restrictions contained in Section 9(a) lapse in accordance with their terms, he will not intentionally interfere with the Company's relationship with, or endeavor to entice away from the Company, any employee, person, firm, corporation, or other business organization who or which was an employee, customer or supplier of, or maintained a business relationship with, any business of the Company which was conducted at any time prior to the Termination Date. Nothing in this Section 9(b) prohibits the Executive from employing or doing business with any employee, person, firm, corporation or other business organization who, by his or its own choice, seeks to be employed or do business with the Executive.

          (c) The Executive expressly acknowledges and understands that the remedy of law for any breach by him of this Section 9 will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon the Executive's violation of any provision of this Section 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining

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

any threatened or further breach. Nothing in this Section 9 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 9 which may be pursued or availed of by the Company.

          (d) If following termination of the Executive's employment any of the restrictions pursuant to this Section 9 shall for any reason be held by to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that by execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

          10.  Excise Tax.  In the event that the Termination Payment or any
               ----------
other amounts payable to the Executive, his designated beneficiary or his dependents under this Agreement or under any plan, program or policy of the Company, or any benefits provided to Executive or his dependents under this Agreement or under any option or other plan, program or policy of the Company, should become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax or assessment (collectively, "Excise Taxes"), the Company shall pay to the Executive, his designated beneficiary
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

or his dependents, as the case may be, on demand, the amount (the "Excise Tax Reimbursement Amount"), necessary fully to reimburse the Executive, his designated beneficiary or his dependents for (i) all Excise Taxes that may be imposed on the Executive, his designated beneficiary or his dependents and (ii) any and all income and other taxes, including additional Excise Taxes, that may be imposed on the Executive, his designated beneficiary or his dependents in respect of any of the amounts to be paid to the Executive, his designated beneficiary or his dependents under clause (i) above or under this clause (ii). The determination of the Excise Tax Reimbursement Amount shall initially be made by the accounting firm that is serving as the Company's independent public accountants immediately prior to the date of termination of the Executive's employment, or, if such accounting firm is no longer in existence, by its successor. All costs and expenses of such accounting firm in connection with making such determination shall be paid by the Company. If it is subsequently determined (as a result of an assessment of additional Excise Taxes by the Internal Revenue Service or otherwise) that the Excise Tax Reimbursement Amount is not sufficient fully to reimburse the Executive, his designated beneficiary or his dependents as contemplated above, the Company shall pay to the Executive, his designated beneficiary or his dependents, as the case may be, on demand, the amount (the "Additional Excise Tax Reimbursement Amount") necessary

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

fully to reimburse the Executive, his designated beneficiary or his dependents for (i) any and all additional Excise Taxes, income taxes and other taxes that may be imposed on the Executive, his designated beneficiary or his dependents,
(ii) any and all interest, fines and penalties that may be imposed on the Executive, his designated beneficiary or his dependents in connection with any such additional Excise Taxes, income taxes or other taxes, and (iii) any and all income and other taxes, including additional Excise Taxes, that may be imposed on the Executive, his designated beneficiary or his dependents in respect of any of the amounts to be paid to Executive, his designated beneficiary or his dependents under clause (i) or (ii) above or under this clause (iii). If it is subsequently determined that the Executive has received a sum greater than necessary to pay any such Excise Taxes, the Executive shall promptly return such overage to the Company. The purpose of this paragraph 10 is to place the Executive, his designated beneficiary and his dependents in the same position on an after-tax basis that each of them would have been in if the Termination Payment and all other amounts payable to the Executive, his designated beneficiary or his dependents under this Agreement or under any plan, program or policy of the Company, and all benefits provided to the Executive or his dependents under this Agreement or under any plan, program or

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

policy of the Company, had not been subject to any Excise Taxes.

          11.  Attorneys' Fees and Other Costs and Expenses.  The Executive, his
               --------------------------------------------
designated beneficiary and his dependents (and their respective heirs, executors, administrators and personal representatives) shall each be entitled to recover from the Company (and shall be reimbursed by the Company when incurred and upon demand) all attorneys' fees and other costs and expenses, if any, that may be incurred in connection with enforcing or defending the rights of the Executive, his designated beneficiary or his dependents under this Agreement, regardless of the outcome of any litigation or other proceeding relating to such enforcement or defense. The Executive, his designated beneficiary and his dependents (and their respective heirs, executors, administrators and personal representatives) also shall be entitled to recover from the Company interest on the Termination Payment and any other amounts that may be payable to the Executive, his designated beneficiary or his dependents under this Agreement, including, without limitation, amounts required to be reimbursed under the first sentence of this Section, any Excise Tax Reimbursement Amount or Additional Excise Tax Reimbursement Amount under paragraph 10 hereof that are not paid when due, at an annual rate equal to 4% over the corporate base rate as announced from time to time by Citibank, N.A. or its successor

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

(changing as and when such announced corporate base rate changes), compounded monthly, from the date due until paid. Payments received by the Executive, his designated beneficiary or his dependents (or any of their respective heirs, executors, administrators and personal representatives) shall be credited first against accrued interest until all accrued interest is paid in full before any such payment is credited against the Termination Payment or any other amounts that may be payable to the Executive, his designated beneficiary or his dependents under this Agreement.

          12.  Governing Law.  This Agreement will be governed by and construed
               -------------
in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws.

          13.  Binding Effect; Delegation of Duties Prohibited.  This Agreement
               -----------------------------------------------
will inure to the benefit of and will be binding upon the parties and their respective successors, heirs and legal representatives. The Executive may not assign or delegate his performance of this Agreement.

          14.  Ownership of Company Property.  All written materials, records
               -----------------------------
and documents made by the Executive or coming into his possession during the Employment Period concerning the Company (other than personal tax and similar information provided by the Company for personal use by the

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

Executive) and all tangible items provided to Executive by the Company during the Employment Period (other than gifts, fringe benefits and other items of compensation) shall be the sole property of the Company, and, upon the Termination Date or upon the request of the Company during the Employment Period, the Executive shall promptly deliver the same to the Company.

          15.  Waiver of Breach.  The waiver by the Company of a breach of any
               ----------------
provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

          16.  Headings.  The headings contained in this Agreement are for
               --------
reference purposes only and shall not affect the construction or interpretation of this Agreement.

          17.  Severability.  The invalidity of all or any part of any section
               ------------
of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          18.  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall, when

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

executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

          19.  Notices.  All notices and other communications that are required
               -------
or may be given under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, when received by telecopy (provided that the sender has retained a copy of the notice showing the date and time of receipt), upon delivery by a nationally recognized overnight courier service, or three days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the party to whom the notice is being given, as follows:

          If to the Company:
          -----------------

          Magellan International, Inc.
          (Following the Merger, to
          PanAmSat Corporation)
          One Pickwick Plaza
          Suite 270
          Greenwich, CT 06830
          Telephone:  (203) 622-6664
          Facsimile:  (203) 622-9163

          If to the Executive:
          -------------------

          Frederick A. Landman
          146 Clapboard Ridge Road
          Greenwich, CT 06830
          Telephone:  (203) 625-9667
          Facsimile:  (203) 861-8682

          20.  Entire Agreement.  This Agreement may be amended only by an
               ----------------
agreement in writing signed by both parties. This Agreement contains the entire agreement between

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

the parties or their affiliates with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties or their affiliates with respect to the subject matter of this Agreement including, specifically, the employment agreement between Executive and PanAmSat Corporation dated December 31, 1992, as amended and the severance agreement between Executive

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

and PanAmSat Corporation dated as of May 15, 1996.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              MAGELLAN INTERNATIONAL, INC.

                              By: /s/ Kenneth N. Heintz
                                  ---------------------
                                 Name:  Kenneth N. Heintz
                                 Title:

                              FREDERICK A. LANDMAN

                              By: /s/ Frederick A. Landman
                                  ------------------------

                              HUGHES COMMUNICATIONS, INC.

                              (Waiving any potential restrictions of applicable agreements and consenting to the actions of the Executive and the obligations of the Company specified in Section 7(j))


                              By: /s/ Jerald Farrell
                                  ------------------

                              PANAMSAT CORPORATION

                              (With respect to the termination of the Severance Agreement and Employment Agreement described in
                              Section 20)


                              By: /s/ James W. Cuminale
                                  ---------------------
                                       25